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[LOGO]  7961 SHAFFER PARKWAY
        SUITE 5
        LITTLETON, COLORADO 80127
        TELEPHONE (720) 981-1185
        FAX (720) 981-1186

                                       Trading Symbol: VGZ
                                       Toronto and American Stock Exchanges

_______________________________________________ NEWS ___________________________

VISTA GOLD CORP. ANNOUNCES COMPLETION OF DUE DILIGENCE ON THE PAREDONES AMARILLOS GOLD PROJECT

DENVER, COLORADO JULY 23, 2002 - Vista Gold Corp. (TSE; AMEX - VGZ) is pleased to announce that it has completed the due diligence review of the Paredones Amarillos gold project, located in Baja California Sur, Mexico. Consequently the Corporation and Viceroy Resource Corporation (Viceroy) have signed a binding agreement for Vista's purchase of the 100% interest in the project held by Viceroy; the terms of the purchase are substantially as announced in the Corporation's related press release May 29, 2002. Completion of the transaction is subject to governmental and regulatory approvals, and execution of a definitive purchase agreement. The transaction is expected to close in August 2002.

As part of the due diligence review, an independent consultant, Snowden Mining Industry Consultants of Vancouver, British Columbia was commissioned to recalculate the gold resources and prepare a technical report in compliance with Canadian National Instrument 43-101. Their report is currently being finalized but the recalculated measured and indicated resource is substantially the same as the resource reported previously.

"We look forward to closing this transaction shortly and moving on to the acquisition of additional resources," said Jock McGregor, President and CEO. "The previously announced share consolidation has been completed and I am pleased that the share price has stabilized and established a solid base from which we can grow. Recent uncertainties in the stock market have focused attention on the gold sector, which has led to some impressive short term gains. We believe, however, that we will be able to sustain long term growth in shareholder value by building a quality resource base."

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton Colorado. Its holdings include the Hycroft mine in Nevada, the Amayapampa project in Bolivia, and exploration projects in North and South America.




The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-KSB, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor or Jack Engele at (720) 981-1185, or visit the Vista Gold Corp. website at WWW.VISTAGOLD.COM